FOR IMMEDIATE RELEASE

Brazil Gold Signs LOI to Acquire Advanced-Stage Luziania Gold Project in Brazil

Luziania Resources Estimated at 14 Tons, or 450,000 Ounces, of Gold

BELLEVUE, WA – January 21, 2011 -- Brazil Gold Corp. (OTCBB: BRZG) ("Brazil Gold"), a precious metals exploration company focused on the Amazon region of Brazil, today announced it has entered into a Letter of Intent (LOI) with privately held Mineracao Rio De Padras Ltda to acquire the Luziania Gold Project in Goias State, Brazil.

The  LOI is a non-binding agreement and the terms of acquisition will be based on the results of Brazil Gold’s due diligence review of the project, with industry standard guidelines.

Commenting on the Luziania Gold Project LOI, Phil Jennings, Brazil Gold President, said, “We are committed to building shareholder value through the development of mineral assets in Brazil and elsewhere in Latin America. Even in a buoyant precious metals market, our dedicated team of mineral resource industry executives can identify and acquire excellent value. Subject to our due diligence and execution of a binding agreement by April 28, 2011, the Luziania Gold Project will serve as the initial cornerstone to the realization for our goal of building a valuable portfolio of mineral properties.”

The following information is provided primarily by the Luziania Gold Project seller and its agents. It is preliminary and subject to final due diligence by Brazil Gold management. The seller’s forecasts and projections are also included as reference data points for fuller disclosure only, and do not represent the Company’s projections or forecasts.

The Luziania Gold Project (LGP) is located about 50 kilometers southwest of Brasilia, the capital of Brazil, and ten km from the City of Luziania with excellent roads and access to power, water and skilled labor. Under active development for the past 21 years, LGP carries mining permits, environmental impact studies and ore recovery analyses. Brazil’s National Department of Mineral Production has approved the LGP project, subject only to the customary Mining Concession by the Mine and Energy Ministry.  The City of Luziania offers all necessary logistic support including communication, health care and its own airport.

The initial resource targeted for production is the soft, oxidized ‘saprolite ores’ overlying a sulfide ore body.

Resource calculation of the LGP gold resource was done using the section method, by the UNAMGEM office, in Vancouver, Canada, following internationally accepted methodology and standards.

Only the oxidized material was evaluated, that is, the upper layer until the depth of 13 meters. The lower portion of the deposit, which consists of sulfide material was not considered as part of the resource.

The initial resource is based on more than 500 drill holes and 150 pit samples. Metallurgical recovery is estimated at 73% to 86%. Metallurgical testing was conducted by international quality labs including Lakefield Research in Canada.

The property covers 647 hectares (1,599 acres) although the current utilization plan covers only 109 hectares or 16.8 percent.

Additionally, other areas of the LGP property have been drilled. Falcao was initially explored with nine diamond drill and twelve reverse circulation drills and, at current gold prices, merits further exploration.

See the Company’s filing with the SEC on form 8-K for additional information.

Forward-Looking Statements
Statements in this news release that are not historical facts are forward-looking statements that are subject to risks and uncertainties. Words such as "expects," "intends," "plans," "may," "could," "should," "anticipates," "likely," "believes" and words of similar import also identify forward-looking statements. Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined and assumptions of management. The statements by our officers, and other statements regarding: optimism related to the business; expanding exploration and development activities; conversion of an LOI into, and completing, a binding agreement for mineral project acquisitions; as well as the prospects, forecasts and projections for such mineral projects under LOI or owned; and other statements in this press release are forward-looking statements. Such statements are based on current expectations, estimates and projections about the Company's business. Actual results could vary materially from the description contained herein due to many risk factors that affect the industry the Company operates in and other risk factors listed from time to time in the Company's Securities and Exchange Commission (SEC) filings under "risk factors" and elsewhere. The forward-looking statements contained in this press release speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

Company Contact:
Phillip E. Jennings
President
425-637-3080
info@brazilgold.com
www.brazilgold.com